Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Sandra Curlander

303-222-2539

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports Fourth Quarter

and Full Year 2006 Results

•	Diluted EPS of $0.33 for the 4th Quarter and $1.28 for the Full Year
•	35 Restaurant Openings in the 4th Quarter and 94 for the Full Year
•	10.1% Comparable Restaurant Sales Increases for the 4th Quarter and 13.7% for the Full Year

Denver, Colorado – (Business Wire) – February 15, 2007 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today reported financial results for its fourth quarter and full year ended December 31, 2006.

Highlights for the fourth quarter of 2006 as compared to the fourth quarter of 2005 include:

•	Revenue increased 26.8% to $219.7 million
•	Comparable restaurant sales increased 10.1%, compared to 14.3% in the prior year period
•	Restaurant level operating margins increased 170 basis points to 20.3%
•	Income from operations more than doubled to $15.5 million
•	Diluted earnings per share increased 106.3% to $0.33, compared to $0.16 in the prior year period

Highlights for full year 2006 as compared to full year 2005 include:

•	Revenue increased 31.1% to $822.9 million
•	Comparable restaurant sales increased 13.7%, compared to 10.2% in 2005
•	Restaurant level operating margins increased 240 basis points to 20.9%
•	Income from operations approximately doubled to $62.0 million

•	Diluted earnings per share were $1.28, compared to $0.66 in 2005 on an adjusted basis*. Actual diluted earnings per share in 2005 were $1.43 including a non-recurring $0.77 tax benefit.

“Our fourth quarter results cap a very strong year for Chipotle, one where we made significant progress on important initiatives,” said Chipotle Founder, Chairman and CEO Steve Ells. “We continued on our mission of Food With Integrity – most recently by introducing sour cream that’s free of the hormone rBGH. We also ended 2006 serving more than 50% naturally raised chicken and over 40% naturally raised beef. Ultimately, our continued commitment to Food With Integrity, coupled with the investments in our crew and restaurant managers, have made our first year as a public company a great one. However, it’s the longer term where we remain focused.” Ells continued, “Specifically, we are working towards changing the way people think about and eat fast food, and positioning Chipotle in a way that creates significant value.”

Monty Moran, President & COO added, “By recognizing our managers as the most important position in our company, and by harnessing our best managers to develop their crew into our future managers and leaders, we have created a powerful shift in our culture. This has increased the number of managers who are being promoted from crew positions, and should improve the customer experience in our restaurants.”

Fourth Quarter 2006 Results

Revenue for the fourth quarter of 2006 increased 26.8% to $219.7 million from $173.3 million in the fourth quarter of 2005. This growth in revenue was attributable to new restaurants not in the comparable base and a 10.1% increase in comparable restaurant sales in the fourth quarter. A large majority of the comparable restaurant sales growth was due to an increase in the number of transactions. Chipotle opened 35 company-operated restaurants during the fourth quarter of 2006, including one relocated restaurant.

Restaurant level operating margins increased to 20.3% in the fourth quarter of 2006 from 18.6% in the fourth quarter of 2005, due to higher average restaurant sales which lowered fixed operating expenses as a percentage of revenue as well as menu price increases in certain markets related to the addition of naturally raised chicken or beef as part of the Food With Integrity initiative.

General and administrative expenses were $16.7 million in the fourth quarter of 2006, or 7.6% of revenue, compared to $14.8 million in the fourth quarter of 2005, or 8.5% of revenue. In the fourth quarter of 2006, general and administrative expense declined as a percentage of revenue primarily due to the effect of economies of scale from higher restaurant sales. This decrease was partially offset by higher payroll and other employee related expenses associated with increased headcount to support new restaurants, and increased stock-based compensation expenses.

Income from operations increased to $15.5 million for the fourth quarter of 2006, compared to $7.7 million in the fourth quarter of 2005.

Net income for the fourth quarter of 2006 was $10.8 million, or $0.33 per diluted share, compared to $4.3 million, or $0.16 per diluted share in the fourth quarter of 2005.

Full Year 2006 Results

Revenue for the twelve months ended December 31, 2006 increased 31.1% to $822.9 million from $627.7 million in 2005. This growth in revenue was attributable to new restaurants not in the comparable base and a 13.7% increase in comparable restaurant sales. A large majority of the comparable restaurant sales growth was due to an increase in the number of transactions. Chipotle opened 94 company-operated restaurants during the period, including 14 restaurants in six new markets. During 2006, Chipotle closed one restaurant due to structural damage and relocated one restaurant.

Restaurant level operating margins increased to 20.9% in 2006 from 18.5% in 2005 due to menu price increases in certain markets associated with the Food With Integrity initiative and efficiencies in occupancy and operating costs primarily as a result of increased average restaurant sales.

General and administrative expenses were $65.3 million in 2006, or 7.9% of revenue, compared to $52.0 million in 2005, or 8.3% of revenue. General and administrative expenses as a percentage of revenue decreased primarily due to the effect of economies of scale from higher restaurant sales. This was partially offset by additional employee expenses, an increase in stock-based compensation expenses, incremental legal and audit expenses incurred as a result of growth as well as operating as a public company, and approximately $1.3 million in legal, audit, printing and other fees associated with disposition transactions completed by McDonald’s Corporation, our former majority shareholder, in May and October 2006.

Income from operations increased to $62.0 million in 2006, compared to $31.0 million in 2005.

Net income for 2006 was $41.4 million, or $1.28 per diluted share. This compares to $17.4 million in 2005, or $0.66 per diluted common share on an adjusted basis*, and $37.7 million in 2005, or $1.43 per diluted share on an actual basis. Adjusted net income and earnings per diluted share for 2005 exclude a non-recurring tax benefit of $20.3 million, or $0.77 per diluted share. The effective tax rate for 2006 was 39.3%. At the end of 2006, Chipotle had diluted weighted average shares outstanding of 32.5 million.

“Our fourth quarter and full year 2006 results demonstrated our ability to focus on opening and running great restaurants,” said Jack Hartung, Chief Finance and Development Officer. “We achieved our ninth consecutive year of double-digit comparable restaurant sales increases, saw average restaurant sales and unit economics improve significantly, and we were able to translate these improvements into record profitability. Looking to 2007, we expect to take advantage of the real estate pipeline we built in 2006 to open 95 to 105 new restaurants, while continuing our focus on delivering exceptional restaurant level results. Though the impact of the California freeze on our 2007 results is not fully known at this time, we remain focused on delivering long-term diluted earnings per share growth of 25%.”

*A reconciliation of net income and diluted earnings per share to adjusted net income and diluted earnings per share can be found in the supplemental information attached to this press release.

Outlook

For the full year 2007, management expects the following:

•	Comparable restaurant sales increases in the low to mid single digits

•	95-105 new restaurants
•	Diluted weighted average common shares outstanding will be approximately 33.25 million

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-operated restaurants only and represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-operated restaurants in operation for at least 12 full months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

New markets are defined as markets opened within the calendar year.

Conference Call

Chipotle will host a conference call to discuss fourth quarter and full year 2006 financial results today at 4:30 PM Eastern Time. Hosting the call will be Monty Moran, President and Chief Operating Officer, and Jack Hartung, Chief Finance and Development Officer.

The conference call can be accessed live over the phone by dialing 1-800-817-4887 or for international callers by dialing 1-913-981-4913. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 4350593. The replay will be available until February 22, 2007. The call will be webcast live from the Company’s Web site at www.chipotle.com under the investor relations section.

About Chipotle

Chipotle Mexican Grill offers a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 570 restaurants. For more information, visit www.chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements relating to our projected earnings per share growth for fiscal 2007 and beyond, as well as statements under the heading “Outlook” regarding our expected comparable restaurant sales increases, the number of restaurants we intend to open, and our expected number of diluted common shares, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve targeted levels of comparable restaurant sales increases; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; risks relating to our separation from McDonald’s; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at www.chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,
	2006		2005
Revenue:
Restaurant sales	$218,759	99.6%	$172,484	99.5%
Franchise royalties and fees	960	0.4	829	0.5

Total revenue	219,719	100.0	173,313	100.0

Restaurant operating costs:
Food, beverage and packaging	69,989	31.9	55,425	32.0
Labor	61,627	28.0	49,043	28.3
Occupancy	15,554	7.1	13,119	7.6
Other operating costs	27,890	12.7	23,568	13.6
General and administrative expenses	16,651	7.6	14,752	8.5
Depreciation and amortization	9,265	4.2	7,634	4.4
Pre-opening costs	2,110	1.0	724	0.4
Loss on disposal of assets	1,137	0.5	1,313	0.8

	204,223	92.9	165,578	95.5

Income from operations	15,496	7.1	7,735	4.5

Interest income	1,967	0.9	13	—
Interest expense	(74)	—	(127)	(0.1)

Income before income taxes	17,389	7.9	7,621	4.4
Benefit (provision) for income taxes	(6,548)	(3.0)%	(3,359)	(1.9)

Net income	$10,841	4.9%	$4,262	2.5%

Earnings per share:
Basic	$0.33		$0.16

Diluted	$0.33		$0.16

Weighted average shares outstanding:
Basic	32,534		26,281

Diluted	32,970		26,367

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Year ended December 31,
	2006		2005
Revenue:
Restaurant sales	$819,787	99.6%	$625,077	99.6%
Franchise royalties and fees	3,143	0.4	2,618	0.4

Total revenue	822,930	100.0	627,695	100.0

Restaurant operating costs:
Food, beverage and packaging	257,998	31.4	202,288	32.2
Labor	231,134	28.1	178,721	28.5
Occupancy	58,804	7.1	47,636	7.6
Other operating costs	102,745	12.5	82,976	13.2
General and administrative expenses	65,284	7.9	51,964	8.3
Depreciation and amortization	34,253	4.2	28,026	4.5
Pre-opening costs	6,778	0.8	1,971	0.3
Loss on disposal of assets	3,982	0.5	3,119	0.5

	760,978	92.5	596,701	95.1

Income from operations	61,952	7.5	30,994	4.9

Interest income	6,574	0.8	36	—
Interest expense	(271)	—	(790)	(0.1)

Income before income taxes	68,255	8.3	30,240	4.8
Benefit (provision) for income taxes	(26,832)	(3.3)	7,456	1.2

Net income	$41,423	5.0%	$37,696	6.0%

Earnings per share:
Basic	$1.29		$1.43

Diluted	$1.28		$1.43

Weighted average shares outstanding:
Basic	32,051		26,281

Diluted	32,465		26,374

Reconciliation of Net Income and Earnings Per Share

to adjusted measures (in thousands except per share data)

(unaudited)

	For the year ended December 31,
	2006	2005
Net income, as reported	$41,423	$37,696
Tax benefit from valuation allowance reversal	—	(20,343)

Net income, adjusted	$41,423	$17,353

Diluted EPS, as reported	$1.28	$1.43
Tax benefit from valuation allowance reversal impact on EPS	—	(0.77)

Diluted EPS, adjusted	$1.28	$0.66

Diluted, weighted average shares	32,465	26,374

We believe the adjusted measures for fiscal 2005 are useful to investors because the tax benefit was a non-recurring event that had no cash impact. As such, it is not indicative of the performance of our restaurants for the periods presented or our expected operating results for future periods.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of
	December 31, 2006	December 31, 2005
Total current assets	$178,837	$17,824
Total assets	$604,208	$392,495
Total current liabilities	$61,201	$41,982
Total liabilities	$130,251	$83,141
Total shareholders’ equity	$473,957	$309,354

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Year ended December 31,
	2006	2005
Cash provided by operating activities	$103,597	$77,431
Cash used in investing activities	$(97,312)	$(83,036)
Cash provided by financing activities	$147,296	$5,666

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Dec. 31 2006	Sept 30, 2006	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005
Number of company-operated restaurants opened	35	30	14	15	28
Restaurant relocations or closures	(1)	(1)
Number of company-operated restaurants(1)	573	539	510	496	481
Average restaurant sales	$1,611	$1,584	$1,545	$1,502	$1,440
Comparable restaurant sales increases	10.1%	11.6%	14.5%	19.7%	14.3%

(1)	Excludes eight restaurants operated by franchisees in each period.